News Release

For more information, please contact:
Investors:
Dexter Congbalay
224-306-1535
dexter.congbalay@lambweston.com

Media:
Shelby Stoolman
208-424-5461
shelby.stoolman@lambweston.com

Lamb Weston Reports Fiscal Fourth Quarter 2020 Results; Provides Update for

First Quarter of Fiscal Year 2021

Fourth Quarter 2020 Highlights (includes the contribution of an additional sales week versus the prior year)

●	Net sales declined 16% to $847 million
●	Income from operations declined 79% to $31 million, and includes $58 million of net costs related to the COVID-19 pandemic’s impact on operations
●	Net income declined $112 million to a loss of $2 million
●	Adjusted EBITDA including unconsolidated joint ventures(1) declined 64% to $78 million, and includes $74 million of net costs related to the pandemic’s impact on operations
●	Diluted EPS declined $0.76 to a loss of $0.01 from $0.75
●	Adjusted Diluted EPS (1) declined $0.75 to a loss of $0.01 from $0.74

Full Year 2020 Highlights (includes the contribution of a 53rd week)

●	Net sales increased 1% to $3,792 million
●	Income from operations declined 17% to $557 million, and includes $58 million of net costs related to the COVID-19 pandemic’s impact on operations
●	Net income attributable to Lamb Weston declined 24% to $366 million
●	Adjusted EBITDA including unconsolidated joint ventures(1) declined 12% to $800 million, and includes $74 million of net costs related to the pandemic’s impact on operations
●	Diluted EPS declined 22% to $2.49 from $3.18
●	Adjusted Diluted EPS (1) declined 22% to $2.50 from $3.22
●	Cash flows from operations declined 16% to $574 million
●	Returned $144 million of cash to stockholders in the form of both dividends and share repurchases

First Quarter of Fiscal Year 2021 Business Update (for 7 weeks ending July 20)

●	North America shipments at approximately 85% of prior-year level, led by demand from quick serve restaurants and retail, while full-service restaurants have improved sequentially as states ease restrictions
●	Europe shipments at approximately 75% of prior-year level, and have improved sequentially as countries ease restrictions
●	China shipments at approximately 85% of prior-year level, while performance in other international markets has softened due to the effect of the continued spread of COVID-19 as well as inventory destocking

EAGLE, ID (July 28, 2020) – Lamb Weston Holdings, Inc. (NYSE: LW) announced today its fiscal fourth quarter and full year 2020 results and provided a business update for the first quarter of fiscal 2021.

“The final months of fiscal 2020 were some of the most challenging in our Company’s history. Government efforts worldwide to slow the spread of COVID-19, including restrictions on restaurants and other foodservice operations, as well as shelter-in-place orders, abruptly reduced near-term demand for frozen potato products, which significantly impacted our sales and earnings in the fourth quarter,” said Tom Werner, President and CEO. “During this time, we have prioritized the health and safety of our Lamb Weston team, and worked closely with our customers and suppliers as they manage through this uncertain environment. In addition, we took steps to strengthen our financial liquidity, and to position our manufacturing and commercial operations for success in fiscal 2021 and beyond.”

“As states began to reopen, we saw clear evidence of frozen potato demand steadily strengthening across our restaurant and foodservice channels,” Werner continued. “In the aggregate, french fry demand from most of our quick service restaurant customers in North America and our international markets, which together comprised a majority of our sales, rebounded substantially by the end of June. Although fry demand at full-service restaurants remains well below that of a year ago, it has also gradually improved as more states ease on-premises dining restrictions. Fry demand by our “non-commercial” customers – such as hotels, schools and universities, and sporting venues – remains very soft. Retail demand continues to be a bright spot for the category and for Lamb Weston. After rising sharply in the latter half of the fourth quarter as consumers stepped-up food-at-home purchases, category growth began to normalize in some markets, but in total continues to be above historical rates.”

“This steady improvement in category growth is encouraging, but there is still a great deal of uncertainty regarding its sustainability given the pace of economic recovery, consumer behavior, and governments either postponing lifting dining restrictions or reinstating restrictions on restaurants in response to rising COVID-19 infections in many states. Accordingly, we are deferring providing a financial outlook until we gain more clarity on the demand environment going forward. Instead, we have provided some observations on what we have seen so far in our first quarter of fiscal 2021. Although we continue to face an unprecedented challenging environment in the near term, we remain confident in the long-term health and structure of the category, as well as our ability to execute on our strategies, support our customers, generate sustainable top- and bottom-line growth, and create value for our stakeholders.”

Summary of Fourth Quarter and FY 2020 Results
($ in millions, except per share)

		Year-Over-Year		Year-Over-Year
	Q4 2020	Growth Rates	FY 2020	Growth Rates
Net sales	$846.9	(16%)	$3,792.4	1%
Income from operations	$30.9	(79%)	$556.9	(17%)
Net income (loss) attributable to Lamb Weston	$(1.6)	(101%)	$365.9	(24%)
Adjusted EBITDA including unconsolidated joint ventures(1)	$78.3	(64%)	$799.8	(12%)
Diluted EPS	$(0.01)	(101%)	$2.49	(22%)
Adjusted Diluted EPS(1)	$(0.01)	(101%)	$2.50	(22%)

Q4 2020 Commentary

Net sales declined $156.5 million to $846.9 million, down 16 percent, or 22 percent excluding the benefit of the additional week of sales versus the prior year. Price/mix increased 1 percent due to improved price/mix in the Retail segment, partially offset by unfavorable mix in the Global and Foodservice segments. Volume declined 17 percent, or 23 percent excluding the benefit of the additional selling week, due to the sharp decline in demand for frozen potato products outside the home following government-imposed restrictions on restaurants and other foodservice operations to slow the spread of the COVID-19 virus, as well as customers destocking inventories as they adjusted to the abrupt change in the business environment. The decline was partially offset by increased in-home consumption of frozen potato products. In addition, the volume decline was partially offset by an approximately 1 percentage point benefit from acquisitions.

Income from operations declined $117.1 million, or 79 percent, to $30.9 million versus the year-ago period, reflecting lower sales and gross profit, partially offset by lower selling, general and administrative expense (“SG&A”). The decline includes approximately $58 million of costs, net of estimated employee retention credits provided by the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) and other labor incentives, related to the pandemic’s impact on operations, as follows:

●	Approximately $25 million of factory utilization-related production costs and inefficiencies, such as labor retention costs; costs to shut down, sanitize, and restart manufacturing facilities after a production employee was infected by the virus; costs arising from modifying production schedules and reducing run-times; and costs to shift certain manufacturing lines from producing foodservice-oriented products to retail-oriented products;

●	Approximately $22 million of non-utilization-related costs (including $10 million of non-cash costs), primarily consisting of expensing crop year 2019 contracts for raw potatoes that could not be used due to the pandemic’s near-term effect on demand for frozen potato products, as well as incremental warehousing, transportation and supply chain costs due to lower product throughput; and

●	Approximately $11 million of incremental SG&A and other expenses, largely comprised of costs to adopt and maintain enhanced employee safety and sanitation protocols, including purchases of safety and health screening equipment, costs to retain certain sales employees, net of CARES Act retention credits and other labor incentives, and expensing certain capitalized costs for manufacturing facility expansion projects that were stopped.

Summary of COVID-19 Pandemic-Related Costs
($ in millions)

Impact on
Pretax Income
Utilization-related production costs	$(25)
Non-utilization-related costs	(22)
Subtotal: Cost of sales	(47)
SG&A and other expenses	(11)
Equity method investment earnings (loss)	(16)
Total	$(74)

Gross profit declined $139.4 million, and included approximately $47 million of pandemic-related costs described above. Lower sales and higher manufacturing costs due to unfavorable mix, inefficiencies and input cost inflation drove the remainder of the decline.

SG&A expenses declined $22.3 million, largely driven by lower incentive compensation accruals, advertising and promotional expenses, and travel and meeting expenses, as well as suspending contributions to the Company’s charitable foundation. The decline was partially offset by approximately $11 million of pandemic-related expenses described above. During the quarter, the Company incurred approximately $3 million of non-recurring expenses, excluding expenses payable to us by Lamb-Weston/Meijer under the cost sharing agreement, that primarily relates to consulting expenses associated with developing and implementing a new enterprise resource planning (“ERP”) system, and investments in our sales, marketing and operating capabilities.

Net income (loss) attributable to Lamb Weston declined $112.0 million to a loss of $1.6 million, primarily reflecting a decline in income from operations and equity method investment earnings.

Adjusted EBITDA including unconsolidated joint ventures(1) declined $137.1 million to $78.3 million, down 64 percent versus the prior year period, due to a decline in income from operations and equity method investment earnings. The decline includes approximately $74 million of net costs related to the pandemic’s impact, consisting of the $58 million of costs identified above and an additional $16 million of production, raw potato contract, supply chain costs and SG&A and other expenses at the Company’s unconsolidated joint ventures.

Diluted EPS decreased $0.76 to a loss of $0.01. The decrease primarily reflects a decline in income from operations and equity method investment earnings.

Adjusted Diluted EPS(1), which excludes items impacting comparability, decreased $0.75 to a loss of $0.01.

The Company’s effective tax rate(2) in the fourth quarter of fiscal 2020 was 63.6 percent benefit, versus 18.9 percent expense in the prior year period, and is primarily due to lower earnings and discrete items originating during the fourth quarter of fiscal 2020. The prior year period includes a $1.4 million, or $0.01 per share, income tax benefit related to the true-up of the transition tax on previously untaxed foreign earnings under the U.S. Tax Cuts and Jobs Act (the “Tax

Act”). The effective tax rate varies from the U.S. statutory tax rate of 21 percent principally due to the impact of U.S. state taxes, foreign taxes, permanent differences, and discrete items.

Q4 2020 Segment Highlights

Global

Global Segment Summary

		Year-Over-Year
	Q4 2020	Growth Rates	Price/Mix	Volume
	(dollars in millions)
Net sales	$429.3	(18%)	(2%)	(16%)
Segment product contribution margin(3)	$33.5	(70%)

Net sales for the Global segment, which is comprised of the top 100 North American based restaurant chain customers as well as the Company’s international business, decreased $97.2 million to $429.3 million, down 18 percent, or 24 percent excluding the benefit of the additional selling week, compared to the prior year period. Price/mix decreased 2 percent, largely due to unfavorable customer mix and lower sales of limited time offering products. Volume decreased 16 percent, or 22 percent excluding the benefit of the additional selling week, due to the sharp decline in demand for frozen potato products outside the home as a result of the pandemic’s impact on restaurant and other foodservice-related traffic. Acquisitions contributed approximately one-and-a-half percentage points of volume growth.

Global segment product contribution margin decreased $77.2 million to $33.5 million, down 70 percent compared to the prior year period. Pandemic-related costs accounted for approximately $29 million of the decline. Lower sales volumes and higher manufacturing costs due to unfavorable mix, inefficiencies and input cost inflation largely drove the rest of the decline.

Foodservice

Foodservice Segment Summary

		Year-Over-Year
	Q4 2020	Growth Rates	Price/Mix	Volume
	(dollars in millions)
Net sales	$175.8	(44%)	(2%)	(42%)
Segment product contribution margin(3)	$42.5	(61%)

Net sales for the Foodservice segment, which services North American foodservice distributors and restaurant chains outside the top 100 North American based restaurant chain customers, declined $137.3 million to $175.8 million, down 44 percent, or 47 percent excluding the benefit of the additional selling week, compared to the prior year period. Price/mix decreased 2 percent due to unfavorable mix as sales of Lamb Weston branded and premium products softened. Volume decreased 42 percent, or 45 percent excluding the benefit of the additional selling week, due to the sharp decline in demand for frozen potato products outside the home as a result of the pandemic’s impact on restaurant and other foodservice-related traffic.

Foodservice segment product contribution margin decreased $65.8 million to $42.5 million, down 61 percent compared to the prior year period. Pandemic-related costs accounted for approximately $8 million of the decline. Lower sales volumes and higher manufacturing costs due to unfavorable mix and inefficiencies largely drove the rest of the decline.

Retail

Retail Segment Summary

		Year-Over-Year
	Q4 2020	Growth Rates	Price/Mix	Volume
	(dollars in millions)
Net sales	$201.9	56%	17%	39%
Segment product contribution margin(3)	$31.4	50%

Net sales for the Retail segment, which includes sales of branded and private label products to grocery, mass merchant and club customers in North America, increased $72.7 million to $201.9 million, up 56 percent, or 44 percent excluding the benefit of the additional selling week, compared to the prior year period. Volume increased 39 percent, or 27 percent excluding the benefit of the additional selling week, due to increased in-home consumption of frozen potato products following government-imposed stay-at-home orders. Demand was strong across the Company’s premium and mainstream branded offerings, as well as for its private label products. Price/mix increased 17 percent, largely driven by favorable mix from increased sales of branded products, as well as pricing actions.

Retail segment product contribution margin increased $10.4 million to $31.4 million, up 50 percent compared to the prior year period. Higher sales volumes, favorable mix and lower advertising and promotional expenses drove the increase, which was partially offset by approximately $10 million of pandemic-related costs.

Equity Method Investment Earnings

Equity method investment earnings (loss) from unconsolidated joint ventures in Europe, the U.S., and South America were a loss of $6.1 million and earnings of $15.2 million for the fourth quarter of fiscal 2020 and 2019, respectively. Equity method investment earnings also included a $2.7 million unrealized gain related to mark-to-market adjustments associated with currency and commodity hedging contracts in the current quarter and a $1.3 million loss related to these items in the prior year quarter. Excluding the mark-to-market adjustments, earnings from equity method investments declined $25.3 million compared to the prior year period. Pandemic-related production, raw potato contract, supply chain and SG&A costs accounted for approximately $16 million of the decline (including $4 million, net of labor incentives, that was utilization-related and $12 million that was non-utilization-related), with the remainder largely driven by lower sales following government-imposed restrictions on restaurant and other foodservice operations.

Fiscal Year 2020 Commentary

Net sales were $3,792.4 million, up 1 percent compared to fiscal 2019. Excluding the benefit of the 53rd week, net sales declined 1 percent. Price/mix increased 1 percent due to pricing actions and favorable mix, largely due to pricing actions in the Company’s Foodservice and Retail segments. Volume was flat, or down 3 percent excluding the benefit of the 53rd week, as strong growth through the first three fiscal quarters was offset by the sharp decline in demand for frozen potato products outside the home during the fiscal fourth quarter following government-imposed restrictions on restaurants and other foodservice operations, as well as customers destocking inventories as they adjusted to the abrupt change in the business environment.

Income from operations declined $111.5 million, or 17 percent, to $556.9 million from the prior year primarily due to lower gross profit, and included approximately $58 million of costs related to the pandemic’s impact on operations in the fourth quarter, as described above. Gross profit declined $108.3 million, including approximately $47 million of pandemic-related costs. The remainder of the decline was driven by higher manufacturing costs due to input cost inflation, inefficiencies, higher depreciation expense primarily associated with the Company’s new french fry production line in Hermiston, Oregon, and unfavorable mix. In addition, gross profit included a $2.5 million loss related to unrealized mark-to-market adjustments and realized settlements associated with commodity hedging contracts in the current year, compared with a $10.8 million loss related to these items in the prior year.

SG&A expense increased $3.2 million compared to the prior year. The increase in SG&A was largely driven by approximately $11 million of pandemic-related expenses described above, higher expenses related to the Company’s information technology services and infrastructure (including approximately $8 million of non-recurring expenses, excluding expenses payable to Lamb Weston by Lamb-Weston/Meijer under the cost sharing agreement, that primarily relates to consulting expenses associated with developing and implementing a new ERP system), and investments in the Company’s sales, marketing and operating capabilities. The increase was partially offset by lower incentive compensation accruals, a $9.5 million reduction in advertising and promotional expenses, lower travel and meeting expenses, and suspending contributions to the Company’s charitable foundation.

Net income attributable to Lamb Weston decreased $112.7 million, or 24 percent, to $365.9 million, primarily reflecting a decline in income from operations and equity method investment earnings due to lower demand following government-imposed restrictions on restaurants and other foodservice operations during the Company’s fourth fiscal quarter. The results also included a $2.6 million ($2.0 million after-tax) loss related to the withdrawal from a multiemployer pension plan by the Company’s joint venture, Lamb-Weston/RDO Frozen (“Lamb Weston RDO”). The decline was partially offset by an $8.6 million incremental benefit from acquiring the remaining 50.01% equity interest in the Company’s joint venture (the “BSW Acquisition”), Lamb Weston BSW, LLC (“Lamb Weston BSW”).

Adjusted EBITDA including unconsolidated joint ventures(1) was $799.8 million, down 12 percent versus the prior year, reflecting a decline in income from operations and equity method investment earnings, partially offset by a $10 million incremental benefit from the BSW Acquisition. The decline includes approximately $74 million of net pandemic-related costs, including $58 million of costs described above and an additional $16 million of pandemic-related costs at the Company’s unconsolidated joint ventures.

Diluted EPS decreased $0.69, or 22 percent, to $2.49, largely reflecting a decline in income from operations and equity method earnings, partially offset by an approximate $0.07 benefit related to the BSW Acquisition, and a $0.06 charge related to the BSW Acquisition in the prior year period.

Adjusted Diluted EPS(1), which excludes items impacting comparability, decreased $0.72, or 22 percent, to $2.50, largely reflecting a decline in income from operations and equity method investment earnings, partially offset by an approximate $0.07 benefit from the BSW Acquisition.

The Company’s effective tax rate(2) was 23.5 percent for fiscal 2020, compared to 21.5 percent in fiscal 2019. Fiscal 2019 includes a $2.4 million decrease in income tax expense related to the true-up of the transition tax on previously untaxed foreign earnings under the Tax Act. Excluding this comparability item, the Company’s effective tax rate for fiscal 2019 was 21.9 percent. The difference between the Company’s effective tax rates in fiscal 2020 and 2019 is primarily due to permanent differences and discrete items. The effective tax rate varies from the U.S. statutory tax rate of 21 percent principally due to the impact of U.S. state taxes, foreign taxes, permanent differences, and discrete items.

Fiscal Year 2020 Segment Highlights

Global

Global Segment Summary

		Year-Over-Year
	FY 2020	Growth Rates	Price/Mix	Volume
	($ in mil.)
Net sales	$1,973.6	1%	0%	1%
Segment product contribution margin(3)	$374.5	(16%)

Net sales for the Global segment increased $12.1 million to $1,973.6 million, up 1 percent, or down 1 percent excluding the benefit of the 53rd week, compared to fiscal 2019. Volume increased 1 percent, or down 1 percent excluding the benefit of the 53rd week, driven by growth in sales to strategic customers in the U.S. and key international markets during the first three quarters of the fiscal year. Volume growth was partially offset by the sharp decline in demand for frozen potato products outside the home during the fourth quarter, primarily attributable to government-imposed restrictions on restaurants and other foodservice operations, as well as customers destocking inventories as they adjusted to the abrupt change in the business environment. Price/mix was flat as positive pricing actions were offset by unfavorable customer mix.

Global segment product contribution margin decreased $71.8 million to $374.5 million, down 16 percent compared to fiscal 2019. Pandemic-related costs accounted for approximately $29 million of the decline. Higher manufacturing costs due to unfavorable mix, inefficiencies and input cost inflation, as well as higher depreciation expense primarily associated with the addition of the new production line in Hermiston, Oregon, largely drove the rest of the decline.

Foodservice

Foodservice Segment Summary

		Year-Over-Year
	FY 2020	Growth Rates	Price/Mix	Volume
	($ in mil.)
Net sales	$1,069.1	(8%)	2%	(10%)
Segment product contribution margin(3)	$356.0	(12%)

Net sales for the Foodservice segment decreased $87.0 million to $1,069.1 million, down 8 percent, or 8 percent excluding the benefit of the 53rd week, compared to fiscal 2019. Price/mix increased 2 percent, primarily reflecting pricing actions initiated in the fall of 2019. Volume decreased 10 percent, or 10 percent excluding the benefit of the 53rd week. Volume growth of distributor private label and Lamb Weston branded products was solid during the first three quarters of the fiscal year, but fell as demand for frozen potato products outside the home, especially at full-service restaurants and non-commercial operations (e.g., hotels, schools and universities, sporting venues) dropped sharply during the fourth quarter following government-imposed restrictions on restaurants and other foodservice operations, as well as customers destocking inventories as they adjusted to the abrupt change in the business environment.

Foodservice segment product contribution margin decreased $46.4 million to $356.0 million, down 12 percent compared to fiscal 2019. Pandemic-related costs accounted for approximately $8 million of the decline. Higher manufacturing costs due to inefficiencies and input cost inflation, as well as higher depreciation expense primarily associated with the addition of the new production line in Hermiston, Oregon, largely drove the rest of the decline.

Retail

Retail Segment Summary

		Year-Over-Year
	FY 2020	Growth Rates	Price/Mix	Volume
	($ in mil.)
Net sales	$595.5	20%	7%	13%
Segment product contribution margin(3)	$117.6	19%

Net sales for the Retail segment increased $97.2 million to $595.5 million, up 20 percent, or 16 percent excluding the benefit of the 53rd week, compared to fiscal 2019. Volume increased 13 percent, or 10 percent excluding the benefit of the 53rd week, due to increased in-home consumption of frozen potato products following government-imposed stay-at-home orders during the fiscal fourth quarter. Demand was strong across the Company’s premium and mainstream branded offerings, as well as for its private label products. Price/mix increased 7 percent, largely driven by favorable mix from increased sales of branded products, and pricing actions.

Retail segment product contribution margin increased $18.8 million to $117.6 million, up 19 percent compared to fiscal 2019. Higher sales volumes, favorable product mix and an $8.3 million decline in advertising and promotional expenses drove the increase. The increase was partially offset by approximately $10 million of pandemic-related costs.

Equity Method Investment Earnings

Equity method investment earnings from unconsolidated joint ventures in Europe, the U.S., and South America were $29.3 million and $59.5 million for fiscal 2020 and 2019, respectively. Earnings in fiscal 2020 included a $2.6 million loss related to the withdrawal from a multiemployer pension plan by Lamb Weston RDO. Equity method investment earnings also included a $6.3 million unrealized loss related to mark-to-market adjustments associated with currency and commodity hedging contracts in fiscal 2020 and a $2.6 million loss related to these items in fiscal 2019. Excluding the Lamb Weston RDO pension-related comparability item and the mark-to-market adjustments, earnings from equity method investments declined $23.9 million compared to the prior year period. Pandemic-related costs, net of labor incentives, accounted for approximately $16 million of the decline, with the remainder largely driven by lower sales following government-imposed restrictions on restaurant and other foodservice operations.

Cash Flow and Liquidity

Net cash from operating activities declined $106.9 million to $574.0 million, primarily due to lower sales and income from operations. Capital expenditures, including information technology expenditures, were $208.4 million in fiscal year 2020, down $128.5 million versus the prior year due to investments for the construction of a production line in Hermiston, Oregon, which was completed in the fourth quarter of fiscal 2019, as well as the Company’s decision in the fourth quarter of fiscal 2020 to defer certain near-term capital expenditures in order to preserve financial flexibility. During the fourth quarter, the Company also took steps to enhance its liquidity position, including: borrowing $495.0 million under its revolving credit facility to increase its cash position and preserve financial flexibility; entering into a $325.0 million term loan; and completing a $500.0 million offering of senior notes maturing in 2028. At May 31, 2020, the Company had $1,364.0 million of cash and cash equivalents. In June and July 2020, the Company repaid $100.0 million and $395.0 million, respectively, under its revolving credit facility.

Capital Returned to Shareholders

In fiscal year 2020, the Company returned a total of $144.2 million to shareholders, including $121.3 million in cash dividends and $22.9 million through share repurchases. The average price per share repurchased was $79.56. The Company has approximately $195 million remaining under its current $250 million share repurchase authorization. Given the uncertainty of the pandemic’s near-term impact, the Company suspended share repurchases to provide additional liquidity until there is more clarity about the future operating environment.

First Quarter of Fiscal 2021 Update

Due to the unpredictable effect of the COVID-19 pandemic on the global economy, and more specifically, on consumer demand and restaurant traffic in North America and key international markets, including markets served by the Company’s joint ventures, the Company does not believe it can reasonably forecast frozen potato product demand for fiscal 2021.

Set forth below is additional detail on the Company’s shipment trends for the first seven weeks of the first quarter of fiscal 2021 through the week ending July 20:

●	United States: Shipments-to-date are approximately 85 percent of prior-year levels. Shipments to large chain restaurant customers, which are primarily composed of quick service restaurants (“QSR”) that have relied on drive-thru traffic to support sales, have recovered to 85 to 90 percent of prior-year levels during the most recent weeks of the quarter. Shipments to customers served by the Company’s Foodservice segment, which includes products ultimately sold to full-service chain and independent restaurants, regional and small QSRs, and “non-commercial” customers – such as hotels, schools and universities, and sporting venues – have gradually improved during the quarter, and have recovered to 70 to 75 percent of prior-year levels during the most recent weeks as states began to ease on-premises dining restrictions. Shipments to retail customers during the most recent weeks are trending up 5 to 10 percent compared with the prior year period, as consumer trends to increase food-at-home purchases begin to normalize. While the Company has realized improvements in shipments in each of its primary sales channels quarter-to-date, the Company believes these improvements may become less pronounced, cease or reverse as the spread of COVID-19 continues and states reinstate or otherwise postpone on-premises dining restrictions.

●	Europe: Shipments-to-date by the Company’s joint venture, Lamb-Weston/Meijer v.o.f. (“LWM”), are approximately 75 percent of prior-year levels, and have gradually improved as the quarter progressed as countries began to ease on-premises dining restrictions. Shipments early in the quarter were approximately 65 percent of prior-year levels, and have recovered to approximately 80 percent of prior-year levels during the most recent weeks. A high percentage of LWM’s sales in Europe are to QSRs, which unlike U.S. QSRs, rely on dine-in, carry-out or delivery traffic as drive-thru options are limited.

●	China: Shipments-to-date are approximately 85 percent of prior-year levels, and have improved from nearly 80 percent of prior-year levels at the end of May to more than 95 percent of prior-year levels in the most recent weeks as the country continues to ease on-premises dining restrictions and as consumers increasingly become more comfortable with dining on-premises.

●	Other International Markets: Shipments-to-date have been soft compared with the prior year, reflecting the effect of the continued spread of COVID-19 and inventory destocking in several key markets.

The Company has also taken actions, and will continue to evaluate various options, to lower its cost structure and maximize the efficiency of its manufacturing and commercial operations. As the Company disclosed in a Form 8-K on May 7, 2020, the Company reduced contracting of raw potatoes by approximately 20-25 percent for the 2020 crop year, compared with its 2019 crop year purchases. The Company believes that there will likely be adequate non-contracted processing potatoes available for purchase in the event that frozen potato demand exceeds the Company’s initial forecast. The Company will continue to evaluate various options to adjust its operations, including temporarily closing facilities and/or modifying production schedules to rebalance utilization rates across its manufacturing network.

The Company expects that it will continue to incur costs as a result of the COVID-19 pandemic’s impact on its manufacturing, supply chain, commercial and functional support operations. For example, these may include: costs to shut down, sanitize, and restart production facilities after a production employee has been infected by the virus; production inefficiencies and labor retention costs arising from modifying production schedules, reducing run-times, and lower overall factory utilization; costs to adopt and maintain enhanced employee safety and sanitation protocols, such as purchasing personal protection and health screening equipment and services; incremental warehousing and transportation costs; and costs to retain sales and functional support employees.

In addition, for all of fiscal 2021, the Company expects:

●	Interest expense, net, of approximately $125 million, which is an increase of $10-$15 million versus the prior year, reflecting the Company’s increase in total debt in order to enhance its liquidity position.

●	Cash used for capital expenditures, excluding acquisitions, of approximately $140 million.

●	Depreciation and amortization of approximately $190 million.

End Notes

(1)	Adjusted EBITDA including unconsolidated joint ventures and Adjusted Diluted EPS are non-GAAP financial measures. Please see the discussion of non-GAAP financial measures and the reconciliations at the end of this press release for more information.

(2)	The effective tax rate is calculated as the ratio of income tax expense to pre-tax income, inclusive of equity method investment earnings.

(3)	For more information about product contribution margin, please see the table titled “Segment Information” in this press release.

Webcast and Conference Call Information

Lamb Weston will host a conference call to review its fourth quarter 2020 results at 10:00 a.m. ET today. Participants in the U.S. and Canada may access the conference call by dialing 800-437-2398 and participants outside the U.S. and Canada should dial +1-323-289-6576. The confirmation code is 9607699. The conference call also may be accessed live on the internet. Participants can register for the event here: https://globalmeet.webcasts.com/starthere.jsp?ei=1340585&tp_key=052fc53eda.

A rebroadcast of the conference call will be available on Wednesday, July 29, 2020 after 2 p.m. EDT at https://investors.lambweston.com/events-and-presentations.

About Lamb Weston

Lamb Weston, along with its joint venture partners, is a leading supplier of frozen potato, sweet potato, appetizer and vegetable products to restaurants and retailers around the world. For more than 70 years, Lamb Weston has led the industry in innovation, introducing inventive products that simplify back-of-house management for its customers and make things more delicious for their customers. From the fields where Lamb Weston potatoes are grown to proactive customer partnerships, Lamb Weston always strives for more and never settles. Because, when we look at a potato, we see possibilities. Learn more about us at lambweston.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Words such as “continue,” “remain,” “expect,” “improve,” “strengthen,” “position,” ‘grow,” “enhance,” “could,” “gain,” “defer,” “provide,” “execute,” “support,” “generate,” “create,” “reduce,” “believe,” “may,” “manage,” “forecast,” “estimate,” “evaluate,” “adjust,” and variations of such words and similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding the Company’s plans, execution, cash flow, liquidity, share repurchases, capital expenditures, operational costs and business outlook and prospects, as well as the impact of the COVID-19 pandemic on the industry and consumer demand. These forward-looking statements are based on management’s current expectations and are subject to uncertainties and changes in circumstances. Readers of this press release should understand that these statements are not guarantees of performance or results. Many factors could affect the Company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements, including those set forth in this press release. These risks and uncertainties include, among other things: impacts on the Company’s business due to health pandemics or other contagious outbreaks, such as the current COVID-19 pandemic, including impacts on demand for its products, increased costs, disruption of supply or other constraints in the availability of key commodities and other necessary services; the Company’s ability to successfully execute its long-term value creation strategies; the Company’s ability to execute on large capital projects, including construction of new production lines; the competitive environment and related conditions in the markets in which the Company and its joint ventures operate; political and economic conditions of the countries in which the Company and its joint ventures conduct business and other factors related to its international operations; disruption of the Company’s access to export mechanisms; risks associated with possible acquisitions, including the Company’s ability to complete acquisitions or integrate acquired businesses; its debt levels; the availability and prices of raw materials; changes in the Company’s relationships with its growers or significant customers; the success of the Company’s joint ventures; actions of governments and regulatory factors affecting the Company’s businesses or joint ventures; the ultimate outcome of litigation or any product recalls; levels of pension, labor and people-related expenses; the Company’s ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; and other risks described in the Company’s reports filed from time to time with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements included in this press release, which speak only as of the date of this press release. The Company undertakes no responsibility for updating these statements, except as required by law.

Non-GAAP Financial Measures

To supplement the financial information included in this press release, the Company has presented Adjusted EBITDA including unconsolidated joint ventures, Adjusted Diluted EPS, and adjusted income tax expense, equity method investment earnings, net income, net income attributable to Lamb Weston, and net income available to Lamb Weston stockholders, each of which is considered a non-GAAP financial measure. The non-GAAP financial measures provided should be viewed in addition to, and not as an alternative for, financial measures prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") that are presented in this press release. The non-GAAP financial measures presented may differ from similarly titled non-GAAP financial measures presented by other companies, and other companies may not define these non-GAAP financial measures the same way. These measures are not substitutes for their comparable GAAP financial measures, such as net income, diluted earnings per share, or other measures prescribed by GAAP, and there are limitations to using non-GAAP financial measures.

Management uses these non-GAAP financial measures to assist in comparing the Company's performance on a consistent basis for purposes of business decision making. Management believes that presenting these non-GAAP financial measures provides investors with useful information because they (i) provide meaningful supplemental information regarding financial performance by excluding certain items, (ii) permit investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provide supplemental information that may be useful to investors in evaluating the Company's results. The Company believes that the presentation of these non-GAAP financial measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provides investors with additional understanding of the factors and trends affecting the Company's business than could be obtained absent these disclosures.

Lamb Weston Holdings, Inc.

Consolidated Statements of Earnings

(dollars in millions, except per-share amounts)

	Fourteen Weeks Ended	Thirteen Weeks Ended	Fifty-Three Weeks Ended	Fifty-Two Weeks Ended
	May 31, 2020	May 26, 2019	May 31, 2020	May 26, 2019
Net sales	$846.9	$1,003.4	$3,792.4	$3,756.5
Cost of sales (1)	735.8	752.9	2,897.2	2,753.0
Gross profit	111.1	250.5	895.2	1,003.5
Selling, general and administrative expenses (1)	80.2	102.5	338.3	335.1
Income from operations	30.9	148.0	556.9	668.4
Interest expense, net	29.2	27.1	108.0	107.1
Income before income taxes and equity method earnings	1.7	120.9	448.9	561.3
Income tax expense (benefit)	(2.8)	25.7	112.3	133.6
Equity method investment earnings (loss) (2)	(6.1)	15.2	29.3	59.5
Net income (loss)	(1.6)	110.4	365.9	487.2
Less: Income attributable to noncontrolling interests (3)	—	—	—	8.6
Net income (loss) attributable to Lamb Weston Holdings, Inc.	$(1.6)	$110.4	$365.9	$478.6
Earnings (loss) per share
Basic	$(0.01)	$0.76	$2.50	$3.19
Diluted (4)	$(0.01)	$0.75	$2.49	$3.18
Dividends declared per common share	$0.2300	$0.2000	$0.8600	$0.7825

Computation of diluted earnings per share:
Net income (loss) attributable to Lamb Weston Holdings, Inc.	$(1.6)	$110.4	$365.9	$478.6
Less: Increase in redemption value of noncontrolling interests in excess of earnings allocated, net of tax benefits (5)	—	(0.6)	—	10.8
Net income (loss) available to Lamb Weston common stockholders	$(1.6)	$111.0	$365.9	$467.8
Diluted weighted average common shares outstanding (4)	146.2	147.2	147.1	147.3
Diluted earnings (loss) per share (4)	$(0.01)	$0.75	$2.49	$3.18

(1)	The fifty-three weeks ended May 31, 2020, includes approximately $47 million and $11 million of costs, net of estimated employee retention credits provided by the CARES Act and other labor incentives, related to the pandemic’s impact on operations, which are included in “Cost of sales” and “Selling, general and administrative expenses,” respectively, in the Consolidated Statements of Earnings.

(2)	The fifty-three weeks ended May 31, 2020, includes approximately $16 million of costs, net of labor incentives, related to the Company’s portion of the pandemic’s impact on its unconsolidated joint ventures and a $2.6 million loss related to the withdrawal from a multiemployer pension plan by Lamb Weston RDO.

(3)	In November 2018, the Company entered into an agreement to acquire the remaining 50.01% interest in Lamb Weston BSW, LLC (“Lamb Weston BSW”). The Company’s Consolidated Statements of Earnings include 100% of Lamb Weston BSW’s earnings beginning November 2, 2018. See Note 6, Investments in Joint Ventures, of the Notes to Consolidated Financial Statements in "Part II, Item 8. Financial Statements and Supplementary Data" of the Company’s fiscal 2020 Form 10-K, for more information.

The thirteen and fifty-two weeks ended May 26, 2019, included approximately $3 million and $6 million, respectively, of incremental earnings from the acquisition of 100% of Lamb Weston BSW on November 2, 2018.

(4)	The fourteen weeks ended May 31, 2020, excludes a weighted average of 0.8 million potentially dilutive shares from the diluted earnings (loss) per share calculation as they would have been antidilutive.

(5)	During the fifty-two weeks ended May 26, 2019, net income available to common stockholders and earnings per share included accretion expense, net of estimated tax benefits, of $9.4 million, or $0.06 per share, to increase the redeemable noncontrolling interest to the amount the Company agreed to pay to acquire the remaining 50.01% interest in Lamb Weston BSW. While the accretion, net of estimated tax benefits, reduced net income available to Lamb Weston common stockholders and earnings per share, it did not impact net income in the Consolidated Statements of Earnings.

Lamb Weston Holdings, Inc.

Consolidated Balance Sheets

(dollars in millions, except share data)

	May 31,	May 26,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents (1)	$1,364.0	$12.2
Receivables, less allowance for doubtful accounts of $1.3 and $1.3	342.1	340.1
Inventories	486.7	498.3
Prepaid expenses and other current assets	109.8	110.9
Total current assets	2,302.6	961.5
Property, plant and equipment, net (2)	1,535.0	1,597.8
Operating lease assets (2)	167.0	—
Equity method investments	250.2	224.6
Goodwill	303.8	205.9
Intangible assets, net	38.3	37.6
Other assets	65.4	20.7
Total assets	$4,662.3	$3,048.1

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings (1)	$498.7	$8.4
Current portion of long-term debt and financing obligations	48.8	38.0
Accounts payable	244.4	289.2
Accrued liabilities (2)	233.0	217.2
Total current liabilities	1,024.9	552.8
Long-term liabilities:
Long-term debt and financing obligations, excluding current portion (2)	2,992.6	2,280.2
Deferred income taxes	152.5	125.7
Other noncurrent liabilities (2)	252.3	94.0
Total long-term liabilities	3,397.4	2,499.9
Commitments and contingencies
Stockholders' equity:
Common stock of $1.00 par value, 600,000,000 shares authorized; 146,993,751 and 146,654,827 shares issued	147.0	146.7
Additional distributed capital	(862.9)	(890.3)
Retained earnings (2)	1,064.6	803.6
Accumulated other comprehensive loss	(40.5)	(25.3)
Treasury stock, at cost, 954,858 and 585,794 common shares	(68.2)	(39.3)
Total stockholders' equity (deficit)	240.0	(4.6)
Total liabilities and stockholders’ equity	$4,662.3	$3,048.1

(1)	During the fourteen weeks ended May 31, 2020, the Company borrowed $1,320.0 million, including $495.0 million under its revolving credit facility, to increase its cash position and preserve financial flexibility considering the uncertainty in the global markets resulting from the COVID-19 pandemic.

(2)	Effective May 27, 2019, the Company adopted Accounting Standards Update 2016-02, Leases, and its related amendments, using the modified retrospective transition method. The Company adopted the guidance by recording the cumulative-effect of initially applying the guidance at the date of initial application and the Company did not recast prior periods presented in the Consolidated Financial Statements. The adoption resulted in the recognition of approximately $155 million of operating lease assets and short-term and long-term operating lease obligations recorded on the Company’s consolidated balance sheet related to operating leases. The adoption also resulted in a cumulative-effect transitional adjustment of $26.6 million ($20.5 million, net of tax), to increase retained earnings, as a result of the elimination of a deferred gain related to a sale leaseback and the elimination of $38.7 million of property, plant, and equipment and $65.3 million of lease financing obligations also related to the sale leaseback. The adoption did not have a material impact on the Company’s results of operations or cash flows. See Notes 1 and 4 of the Notes to Consolidated Financial Statements in “Part II, Item 8. Financial Statements and Supplementary Data" of the Company’s fiscal 2020 Form 10-K, for more information.

Lamb Weston Holdings, Inc.

Consolidated Statements of Cash Flows

(dollars in millions)

	Fifty-Three Weeks Ended	Fifty-Two Weeks Ended
	May 31, 2020	May 26, 2019
Cash flows from operating activities
Net income	$365.9	$487.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of intangibles and debt issuance costs	184.0	162.4
Stock-settled, stock-based compensation expense	22.8	18.8
Earnings of joint ventures in excess of distributions	(0.4)	(13.8)
Deferred income taxes	20.0	37.5
Other	15.6	13.2
Changes in operating assets and liabilities, net of acquisitions:
Receivables	1.1	(25.1)
Inventories	15.3	(15.8)
Income taxes payable/receivable, net	2.7	(16.4)
Prepaid expenses and other current assets	(2.0)	(1.9)
Accounts payable	(34.9)	32.9
Accrued liabilities	(16.1)	1.9
Net cash provided by operating activities	$574.0	$680.9
Cash flows from investing activities
Acquisition of business, net of cash acquired	(116.7)	(88.6)
Additions to property, plant and equipment	(167.7)	(334.2)
Additions to other long-term assets	(40.7)	(2.7)
Investment in equity method joint venture	(22.6)	—
Other	1.7	2.5
Net cash used for investing activities	$(346.0)	$(423.0)
Cash flows from financing activities
Proceeds from issuance of debt	1,122.9	—
Proceeds (payments) from short-term borrowings, net	490.5	(1.0)
Repayments of debt and financing obligations	(336.3)	(66.7)
Dividends paid	(121.3)	(113.3)
Repurchase of common stock and common stock withheld to cover taxes	(28.9)	(36.4)
Acquisition of noncontrolling interest	—	(78.2)
Cash distributions paid to noncontrolling interest	—	(6.1)
Other	(1.9)	2.1
Net cash provided by (used for) financing activities	$1,125.0	$(299.6)
Effect of exchange rate changes on cash and cash equivalents	(1.2)	(1.7)
Net increase (decrease) in cash and cash equivalents	1,351.8	(43.4)
Cash and cash equivalents, beginning of the period	12.2	55.6
Cash and cash equivalents, end of period	$1,364.0	$12.2

Lamb Weston Holdings, Inc.

Segment Information

(dollars in millions)

	Fourteen	Thirteen	Year-Over-
	Weeks Ended	Weeks Ended	Year Growth
	May 31, 2020	May 26, 2019	Rates	Price/Mix	Volume
Segment sales
Global	$429.3	$526.5	(18%)	(2%)	(16%)
Foodservice	175.8	313.1	(44%)	(2%)	(42%)
Retail	201.9	129.2	56%	17%	39%
Other	39.9	34.6	15%	5%	10%
	$846.9	$1,003.4	(16%)	1%	(17%)

Segment product contribution margin (1) (2)
Global	$33.5	$110.7	(70%)
Foodservice	42.5	108.3	(61%)
Retail	31.4	21.0	50%
Other	(1.9)	(0.5)	(280%)
	105.5	239.5	(56%)
Advertising and promotion expenses	5.6	11.0	(49%)
Gross profit	$111.1	$250.5	(56%)

	Fifty-Three	Fifty-Two	Year-Over-
	Weeks Ended	Weeks Ended	Year Growth
	May 31, 2020	May 26, 2019	Rates	Price/Mix	Volume
Segment sales
Global	$1,973.6	$1,961.5	1%	0%	1%
Foodservice	1,069.1	1,156.1	(8%)	2%	(10%)
Retail	595.5	498.3	20%	7%	13%
Other	154.2	140.6	10%	(5%)	15%
	$3,792.4	$3,756.5	1%	1%	0%

Segment product contribution margin (1) (2)
Global	$374.5	$446.3	(16%)
Foodservice	356.0	402.4	(12%)
Retail	117.6	98.8	19%
Other	24.1	23.6	2%
	872.2	971.1	(10%)
Advertising and promotion expenses	23.0	32.4	(29%)
Gross profit	$895.2	$1,003.5	(11%)

(1)	Product contribution margin represents net sales less cost of sales and advertising and promotion expenses. Product contribution margin includes advertising and promotion expenses because the amounts are directly associated with segment performance; it excludes general corporate expenses and interest expense because management believes these amounts are not directly associated with segment performance.

(2)	During the fourteen and fifty-three weeks ended May 31, 2020, gross profit included approximately $47 million of costs, net of estimated employee retention credits provided by the CARES Act and other labor incentives, related to the pandemic’s impact on operations, including: approximately $25 million of production inefficiencies and labor retention costs, net of retention credits, arising from lower factory utilization; and approximately $22 million of costs primarily associated with the release of raw potato purchase obligations, as well as incremental warehousing and transportation costs due to lower factory utilization. Of the approximately $47 million of pandemic-related costs, $29 million, $8 million, and $10 million were recorded in the Company’s Global, Foodservice, and Retail segments, respectively.

Lamb Weston Holdings, Inc.

Reconciliation of Non-GAAP Financial Measures

(dollars in millions, except per share amounts)

There were no items impacting comparability during the fourteen weeks ended May 31, 2020.

	Thirteen Weeks Ended May 26, 2019
				Equity		Net Income	Net Income
	Income		Income	Method		Attributable	Available to
	From	Interest	Tax	Investment		to Lamb	Lamb Weston	Diluted
	Operations	Expense	Expense (1)	Earnings	Net Income	Weston	Stockholders	EPS
As reported	$148.0	$27.1	$25.7	$15.2	$110.4	$110.4	$111.0	$0.75
Items impacting comparability (2):
Increase in redemption value of noncontrolling interests, net of tax benefits	—	—	—	—	—	—	(0.6)	—
Tax reform (3)	—	—	1.4	—	(1.4)	(1.4)	(1.4)	(0.01)
Total items impacting comparability	—	—	1.4	—	(1.4)	(1.4)	(2.0)	(0.01)
Adjusted (4)	$148.0	$27.1	$27.1	$15.2	$109.0	$109.0	$109.0	$0.74

	Fifty-Three Weeks Ended May 31, 2020
				Equity		Net Income	Net Income
	Income		Income	Method		Attributable	Available to
	From	Interest	Tax	Investment		to Lamb	Lamb Weston	Diluted
	Operations	Expense	Expense (1)	Earnings	Net Income	Weston	Stockholders	EPS
As reported	$556.9	$108.0	$112.3	$29.3	$365.9	$365.9	$365.9	$2.49
Items impacting comparability (2):
Loss on withdrawal from multiemployer pension plan	—	—	0.6	2.6	2.0	2.0	2.0	0.01
Total items impacting comparability	—	—	0.6	2.6	2.0	2.0	2.0	0.01
Adjusted (4)	$556.9	$108.0	$112.9	$31.9	$367.9	$367.9	$367.9	$2.50

	Fifty-Two Weeks Ended May 26, 2019
				Equity		Net Income	Net Income
	Income		Income	Method		Attributable	Available to
	From	Interest	Tax	Investment		to Lamb	Lamb Weston	Diluted
	Operations	Expense	Expense (1)	Earnings	Net Income	Weston	Stockholders	EPS
As reported	$668.4	$107.1	$133.6	$59.5	$487.2	$478.6	$467.8	$3.18
Items impacting comparability (2):
Tax reform (3)	—	—	2.4	—	(2.4)	(2.4)	(2.4)	(0.02)
Increase in redemption value of noncontrolling interests, net of tax benefits	—	—	—	—	—	—	9.4	0.06
Total items impacting comparability	—	—	2.4	—	(2.4)	(2.4)	7.0	0.04
Adjusted (4)	$668.4	$107.1	$136.0	$59.5	$484.8	$476.2	$474.8	$3.22

(1)	The income tax expense is calculated as the ratio of income tax expense to pre-tax income, inclusive of equity method investment earnings. Items impacting comparability are tax effected at the marginal rate based on the applicable tax jurisdiction.

(2)	See footnotes (2) and (5) to the Consolidated Statements of Earnings above for a discussion of the items impacting comparability.

(3)	The thirteen and fifty-two weeks ended May 26, 2019, included a $1.4 million and $2.4 million, respectively, decrease in income tax expense related to the true-up of the transition tax on previously untaxed foreign earnings under the Tax Act.

(4)	Adjusted income tax expense, equity method investment earnings, net income, net income attributable to Lamb Weston, net income available to Lamb Weston stockholders and diluted earnings per share are non-GAAP financial measures. Management excludes items impacting comparability between periods as it believes these items are not necessarily reflective of the ongoing operations of Lamb Weston. These non-GAAP measures provide a means to evaluate the performance of Lamb Weston on an ongoing basis using the same measures that are frequently used by the Company’s management and assist in providing a meaningful comparison between periods. See also “Non-GAAP Financial Measures” in this press release.

Lamb Weston Holdings, Inc.

Reconciliation of Non-GAAP Financial Measures

(dollars in millions)

To supplement the financial information included in this press release, the Company has presented Adjusted EBITDA including unconsolidated joint ventures, which is considered a non-GAAP financial measure. The following table reconciles net income (loss) attributable to Lamb Weston to Adjusted EBITDA including unconsolidated joint ventures.

	Fourteen Weeks Ended	Thirteen Weeks Ended	Fifty-Three Weeks Ended	Fifty-Two Weeks Ended
	May 31, 2020	May 26, 2019	May 31, 2020	May 26, 2019
Net income (loss) attributable to Lamb Weston Holdings, Inc.	$(1.6)	$110.4	$365.9	$478.6
Income attributable to noncontrolling interests	—	—	—	8.6
Equity method investment (earnings) loss	6.1	(15.2)	(29.3)	(59.5)
Interest expense, net	29.2	27.1	108.0	107.1
Income tax expense (benefit)	(2.8)	25.7	112.3	133.6
Income from operations	30.9	148.0	556.9	668.4
Depreciation and amortization	45.2	43.7	177.8	157.7
EBITDA (1) (2)	76.1	191.7	734.7	826.1

Unconsolidated Joint Ventures (3)
Equity method investment earnings (loss)	(6.1)	15.2	29.3	59.5
Interest expense, income tax expense, and depreciation and
amortization included in equity method investment earnings	8.3	8.5	33.2	29.0
Items impacting comparability (4)
Loss on withdrawal from multiemployer pension plan	—	—	2.6	—
Add: Adjusted EBITDA from unconsolidated joint ventures	2.2	23.7	65.1	88.5

Consolidated Joint Ventures (3)
Income attributable to noncontrolling interests	—	—	—	(8.6)
Interest expense, income tax expense, and depreciation and
amortization included in income attributable to noncontrolling interests	—	—	—	(1.7)
Subtract: EBITDA from consolidated joint ventures	—	—	—	(10.3)

Adjusted EBITDA including unconsolidated joint ventures (1)	$78.3	$215.4	$799.8	$904.3

(1)	Adjusted EBITDA including unconsolidated joint ventures is a non-GAAP financial measure. Management excludes items impacting comparability between periods as it believes these items are not necessarily reflective of the ongoing operations of the Company. Lamb Weston presents this measure because the Company believes it provides a means to evaluate the performance of the Company on an ongoing basis using the same measure frequently used by the Company’s management and assists in providing a meaningful comparison between periods. Any analysis of non-GAAP financial measures should be done only in conjunction with results presented in accordance with GAAP. This non-GAAP measure is not intended to be a substitute for GAAP financial measures and should not be used as such. See also “Non-GAAP Financial Measures” in this press release.

(2)	EBITDA includes EBITDA from consolidated joint ventures for the fifty-two weeks ended May 26, 2019.

(3)	Lamb Weston holds equity interests in three potato processing joint ventures, including 50% of Lamb-Weston/Meijer v.o.f., Lamb-Weston/RDO Frozen, and Lamb Weston Alimentos Modernos S.A., which it accounts for its ownership under the equity method of accounting. Prior to purchasing the remaining 50.01% interest in its Lamb Weston BSW joint venture, Lamb Weston consolidated the financial statements of Lamb Weston BSW. In connection with the purchase, Lamb Weston began recognizing 100% of Lamb Weston BSW’s earnings in its Consolidated Statements of Earnings on November 2, 2018. See Note 6, Investments in Joint Ventures, of the Notes to Combined and Consolidated Financial Statements in “Part II, Item 8. Financial Statements and Supplementary Data” in the Company’s fiscal 2020 Form 10-K, for more information.

(4)	See footnotes (2) and (5) to the Consolidated Statements of Earnings above for a discussion of the items impacting comparability.